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                      January 2, 2024

       Zheng Xu
       Chief Executive Officer
       Missfresh Ltd
       3rd Floor, Block A, Vanke Times Center
       No. 9 Wangjing Street
       Chaoyang District, Beijing 100016
       The People   s Republic of China

                                                        Re: Missfresh Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40529

       Dear Zheng Xu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Shu Du